Exhibit 99.1
PLUMAS BANCORP REPORTS RECORD ANNUAL EARNINGS
QUINCY, California, January 18, 2006 — Plumas Bancorp (NASDAQ: PLBC) today announced that annual earnings for 2005 were $4,528,000, up over 24% from the $3,646,000 earned in 2004. This is the seventeenth consecutive year of record earnings. Quarterly earnings rose 14% to $1,300,000 compared to the $1,139,000 earned in the fourth quarter of 2004.
     At the end of 2005, net loan totaled $319,156,000, an increase of $55,265,000 or 21% over the December 31, 2004 figure of $263,891,000.
     Douglas N. Biddle, president and chief executive officer of Plumas Bancorp and Plumas Bank, commented, “Our record earnings resulted from strong loan growth which positively impacted our net interest margin.” He added, “The board of directors and I are very proud of our loan team and all of our 200 employees who worked so hard to make 2005 such a successful year.” Biddle concluded, “Barring any unforeseen events, we look forward to solid earnings in 2006 and beyond.”
     Adjusted for the September 2005 three-for-two stock split, basic earnings per share for the year rose from $0.75 in 2004 to $0.92 in 2005, an increase of 23%. Diluted earnings per share rose from $0.73 in 2004 to $0.89 in 2005, an increase of 22%. Basic earnings per share for the fourth quarter 2005 rose to $0.26 per share, up 13% from $0.23 for the same quarter in 2004. Diluted earnings per share for the fourth quarter 2005 rose to $0.25 up from $0.23 for 2004, an increase of almost 9%.
     The Company’s assets grew $55,457,000 during 2005 to $472,803,000, up 13% over December 31, 2004. Deposits in 2005 grew $47,993,000 to $426,560,000, up nearly 13% from the December 31, 2004 figure of $378,567,000. Shareholders’ equity at year end was $31,137,000, up almost 12% from the previous year.
     Plumas Bank, a wholly owned subsidiary of Plumas Bancorp, currently operates twelve traditional branches plus five independent ATM sites in Northeastern California’s Plumas, Lassen, Modoc, Shasta, Sierra, Placer, and Nevada counties. The Bank provides consumer, commercial and agricultural banking services, and various investment and insurance services. Additional financial information can be obtained at www.plumasbank.com.
     This news release includes forward-looking statements about Plumas Bancorp’s financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of the company, could cause actual results to differ materially from those in the forward-looking statements.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	Unaudited
	As of December 31,
			Dollar	Percentage
	2005	2004	Change	Change
ASSETS
Cash and due from banks	$17,271	$11,444	$5,827	50.9%
Federal funds sold	7,325	—	7,325	100.0%
Investment securities	97,844	113,252	(15,408)	(13.6%)
Loans, less allowance for loan losses of $3,256 at December 31, 2005 and $2,762 at December 31, 2004.	319,156	263,891	55,265	20.9%
Premises and equipment, net	11,404	9,793	1,611	16.5%
Intangible assets, net	1,638	1,939	(301)	(15.5%)
Company owned life insurance	8,930	8,362	568	6.8%
Accrued interest receivable and other assets	9,235	8,665	570	6.6%

Total assets	$472,803	$417,346	$55,457	13.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$426,560	$378,567	$47,993	12.7%
Federal funds purchased	—	1,035	(1,035)	(100.0%)
Accrued interest payable and other liabilities	4,796	3,667	1,129	30.8%
Junior subordinated deferrable interest debentures	10,310	6,186	4,124	66.7%

Total liabilities	441,666	389,455	52,211	13.4%
Shareholders’ equity	31,137	27,891	3,246	11.6%

Total liabilities and shareholders’ equity	$472,803	$417,346	$55,457	13.3%

KEY BALANCE SHEET DATA AND RATIOS
Nonperforming loans	$1,661	$1,207
Nonperforming assets	$1,701	$1,240
Nonperforming loans as a percentage of total loans	0.52%	0.45%
Nonperforming assets as a percentage of total assets	0.36%	0.30%
Allowance for loan losses as a percentage of total loans	1.01%	1.03%
Loan to deposit ratio	75.4%	70.5%
Capital ratios Leverage	8.5%	7.6%
Tier 1 risk-based	10.3%	10.1%
Total risk-based	11.1%	10.9%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)

	Unaudited
	For the Three Months
	Ended December 31
			Dollar	Percentage
	2005	2004	Change	Change

Interest income	$7,003	$5,490	$1,513	27.6%
Interest expense	1,462	798	664	83.2%

Net interest income before provision for loan losses	5,541	4,692	849	18.1%
Provision for loan losses	200	150	50	33.3%

Net interest income after provision for loan losses	5,341	4,542	799	17.6%
Non-interest income	1,235	1,169	66	5.6%
Non-interest expenses	4,496	3,989	507	12.7%

Income before provision for income taxes	2,080	1,722	358	20.8%
Provision for income taxes	780	583	197	33.8%

Net income	$1,300	$1,139	$161	14.1%

Basic earnings per share	$0.26	$0.23	$0.03	13.0%

Diluted earnings per share	$0.25	$0.23	$0.02	8.7%

KEY INCOME STATEMENT DATA AND RATIOS
Net loan charge-offs	$233	$113
Net loan charge-offs as a percentage of average loans	0.29%	0.17%
Return on average assets (annualized)	1.08%	1.05%
Return on average equity (annualized)	16.8%	16.3%
Net interest margin	5.05%	4.84%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)

	Unaudited
	For the Year
	Ended December 31
			Dollar	Percentage
	2005	2004	Change	Change

Interest income	$25,497	$20,110	$5,387	26.8%
Interest expense	4,793	2,914	1,879	64.5%

Net interest income before provision for loan losses	20,704	17,196	3,508	20.4%
Provision for loan losses	1,100	750	350	46.7%

Net interest income after provision for loan losses	19,604	16,446	3,158	19.2%
Non-interest income	4,653	4,784	(131)	(2.7%)
Non-interest expenses	17,129	15,583	1,546	9.9%

Income before provision for income taxes	7,128	5,647	1,481	26.2%
Provision for income taxes	2,600	2,001	599	29.9%

Net income	$4,528	$3,646	$882	24.2%

Basic earnings per share	$0.92	$0.75	$0.17	22.7%

Diluted earnings per share	$0.89	$0.73	$0.16	21.9%

KEY INCOME STATEMENT DATA AND RATIOS
Net loan charge-offs	$567	$552
Net loan charge-offs as a percentage of average loans	0.19%	0.24%
Return on average assets (annualized)	1.00%	0.89%
Return on average equity (annualized)	15.3%	13.5%
Net interest margin	5.06%	4.77%